Exhibit 99.1
MAJESCO ENTERTAINMENT UPDATES FISCAL 2008 FINANCIAL RESULTS FOR SUBSEQUENT
EVENT DUE TO RENEGOTIATION OF SECURITIES CLASS ACTION LITIGATION
EDISON, N.J. — January 29, 2009 — Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games for the mass market, today announced that its net income for the three and twelve months ended October 31, 2008 was $0.4 million, or $0.01 per share and $3.4 million, or $0.12 per share, respectively. This compares to a net loss for the three months ended October 31, 2008 of $0.9 million or $0.03 per share and net income for the twelve months ended October 31, 2008 of $2.1 million, or $0.08 per share, which was previously announced in a press release on January 13, 2009.
The previously announced financial results were updated to reflect a renegotiation of the settlement of securities class action litigation brought on behalf of a purported class of purchasers of Majesco securities pending in the United States District Court, District of New Jersey. The amendment to the settlement occurred after the Company’s earnings release on January 13, 2009 and prior to the Company’s filing of its Annual Report on Form 10-K. The amended settlement terms reduce the overall costs of the settlement to the Company, in addition to reducing the number of shares that would have been issued under the original settlement.
Under the terms of the amended settlement, which is subject to court approval, Majesco will make a cash payment of $0.7 million and will contribute one million shares of its common stock. Claimants will also receive a cash payment from the Company’s insurance. The shares and cash will be distributed to the settlement class if and when the court grants final approval to the settlement and the settlement becomes effective. As a result of the change in the settlement agreement the Company will revise the estimated charge for the settlement to $1.25 million, representing the cash payment of $0.7 million and the value of one million shares as of the last day of the Company’s 2008 fiscal year. The final value of the settlement may change if the price of the stock is different than $0.55 at the time the shares are distributed. The Company will adjust the fair value of the liability to the fair value of the common stock expected to be distributed at each balance sheet date and record the resulting change as a non-cash charge, or gain, to earnings in each period until the common stock is distributed.
The Company had previously recorded a $2.5 million charge for its contribution to the original settlement in its second quarter ended April 30, 2007. That charge reflected the expected value of the securities to be paid to the plaintiffs, which under that agreement was a minimum of 1.875 million shares, but no less than $2.5 million in value.

About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on 20 years of operating history, Majesco is focused on developing and publishing a wide range of casual and family oriented video games on leading console and portable systems. Product highlights include Cooking Mama™ and Cake Mania®2 for Nintendo DS™, and Cooking Mama World Kitchen and Jillian Michaels’ Fitness Ultimatum 2009 for Wii™. Majesco’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com.
Safe Harbor
Some statements set forth in this release, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of, current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii™ platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; final resolution of the class action and other litigation on terms acceptable to the Company, and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2007. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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For more information, please contact:

John Gross Chief Financial Officer Majesco Entertainment Company 732-225-8910	Mike Smargiassi/Denise Roche Brainerd Communicators, Inc. 212-986-6667

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)

	Year Ended		Three Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Net revenues	$63,887	$50,967	$17,992	$11,898

Cost of sales
Product costs	28,881	25,936	9,335	6,117
Software development costs and license fees	11,917	7,746	3,663	2,068

	40,798	33,682	12,998	8,185

Gross profit	23,089	17,285	4,994	3,713
Operating costs and expenses
Product research and development	3,306	2,311	885	624
Selling and marketing	8,628	7,421	2,144	1,748
General and administrative	9,549	8,376	2,684	2,304
Depreciation and amortization	300	296	78	76
Gain (loss) on settlements	—	(266)	—	17
Settlement of litigation and related charges, net	(1,572)	2,822	1,250	322
Loss on impairment of software development costs	101	154	101	119

	20,312	21,114	4,642	5,210

Operating income (loss)	2,777	(3,829)	352	(1,497)
Other expenses (income)
Interest and financing costs, net	649	1,552	232	75
Change in fair value of warrants	(1,250)	(611)	(293)	(611)

Income (loss) before income taxes	3,378	(4,770)	413	(961)
Income taxes	26	—	26	—

Net income (loss)	$3,352	$(4,770)	$387	$(961)

Net income (loss) per share:
Basic and diluted	$0.12	$(0.20)	$0.01	$(0.04)

Weighted average shares outstanding:
Basic and diluted	27,547,211	23,891,860	26,893,386	24,439,973

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,505	$7,277
Accounts and other receivables	3,032	670
Inventory	5,619	3,850
Capitalized software development costs and license fees, current portion	6,812	2,171
Prepaid expenses	1,956	1,128

Total current assets	22,924	15,096
Property and equipment — net	563	568
Capitalized software development costs and license fees, net of current portion	—	549
Other assets	83	100

Total assets	$23,570	$16,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,697	$7,488
Share-based litigation settlement	1,250	2,822
Due to factor	983	1,527
Customer billings due to distribution partner	1,487	—
Inventory financing payables	1,540	—
Advances from customers	265	425

Total current liabilities	16,222	12,262
Warrant liability	211	1,460
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 30,127,950 and 28,675,962
issued and outstanding at October 31, 2008 and October 31, 2007 respectively	30	29
Additional paid in capital	101,722	100,201
Accumulated deficit	(94,172)	(97,524)
Accumulated other comprehensive loss	(443)	(115)

Net stockholders’ equity	7,137	2,591

Total liabilities and stockholders’ equity	$23,570	$16,313

MAJESCO ENTERTAINMENT COMPANY

RECONCILIATION OF GAAP to Non-GAAP FINANCIAL MEASURES
(in thousands, except share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	October 31		October 31
	2008	2007	2008	2007
GAAP operating income (loss)	$352	$(1,497)	$2,777	$(3,829)
Settlement of litigation and related charges, net (1)	(1,250)	322	(1,572)	2,822
Non-Cash Compensation (3)	$439	$492	$1,557	$1,505
Gain on settlement of liabilities and other gains	—	—	—	(266)

Non-GAAP operating income (loss)	$(459)	$(683)	$2,762	$232

GAAP net income (loss)	$387	$(961)	$3,352	$(4,770)
Settlement of litigation and related charges, net (1)	(1,250)	322	(1,572)	2,822
Change in fair value of warrants (2)	(293)	(611)	(1,250)	(611)
Non-Cash Compensation (3)	$439	$492	$1,557	$1,505
Gain on settlement of liabilities and other gains	—		—	(266)

Non-GAAP net income (loss)	$(717)	$(758)	$2,087	$(1,320)

GAAP net income (loss) per diluted share	$0.01	$(0.04)	$0.12	$(0.20)
Settlement of litigation and related charges, net (1)	(0.05)	0.01	(0.06)	0.12
Change in fair value of warrants (2)	(0.01)	(0.02)	(0.04)	(0.03)
Non-Cash Compensation (3)	0.02	0.02	0.06	0.06
Gain on settlement of liabilities and other gains	—	—	—	(0.01)

Non-GAAP net income (loss) per diluted share	$(0.03)	$(0.03)	$0.08	$(0.06)

Shares used in GAAP and Non-GAAP per diluted share amounts	26,893,386	24,439,973	27,547,211	23,891,860

(1)	During the year ended October 31, 2007, we recorded charges totaling $2.8 million in connection with shares of common stock that we have agreed to issue in settlement of a class action securities litigation against the Company. The charges totaling $2.8 million represented the fair value, as of October 31, 2007, of the common stock expected to be distributed when the settlement becomes effective. During the year ended October 31, 2008, we reduced charges by $1.6 million in connection with shares of common stock and cash that we have agreed to issue under the terms of an amended settlement agreement. The gain equals the difference between the value of shares of common stock to be issued under the original settlement agreement and value of cash and common stock to be issued under the amended agreement. The value of the shares to be issued in the settlement are revalued at each balance sheet date, and a corresponding charge or credit to earnings is recorded to earnings for the amount of the change.

(2)	Represents the change in the fair value of warrants, classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.

(3)	Represents expenses recorded for stock compensation expense in accordance with SFAS 123R. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.